Exhibit 99.2

Urologix, Inc.

Certain Remarks of Brian J. Smrdel

2nd Quarter FY 2013 Earnings Call

February 5, 2013

•	[For the second quarter of fiscal 2013] Revenue for CTT grew by $247,000, or 9.5% and Prostiva revenue grew by $137,000, also up 10% sequentially but off of a smaller base.
•	On a year-over-year basis, our U.S. revenue performance was driven by a 5.3% decline in the Cooled ThermoTherapy business and a 12.6% decline in our Prostiva business.
•	International sales of Prostiva grew by 60% in Q2 FY13 over the prior year as we benefitted this year from a full quarter of international distribution compared to the prior year when we only had partial distribution in place. International revenue was flat compared to the first quarter of fiscal year 2013.
•	I want to take a moment to summarize the impact to our balance sheet from the continued deferral of these payments [to Medtronic]. In total, since the close of the license agreement we have received $5.3 million of Prostiva product from Medtronic with extended payment terms, of which approximately $2.1 million is currently due. In addition we have accrued for the royalty and license obligations due under the Prostiva license agreement totaling approximately $1.2 million. These obligations are reflected on our balance sheet in Accounts Payable and Short Term Deferred Acquisition Payments.